Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement No. 333-17265 on Form S-8 of The GEO Group, Inc. of our report dated June 14, 2010, with respect to the statement of net assets available for benefits of The GEO Save 401(k) Plan as of December 31, 2009 which report appears in the annual report on Form 11-K of The GEO Save 401(k) Plan.
/s/ Cherry, Bekaert & Holland, L.L.P.
Tampa, Florida
June 17, 2011